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                                                                    Exhibit 11
                       GENERAL ELECTRIC COMPANY
                  COMPUTATION OF PER SHARE EARNINGS

(Shares in thousands, dollar amounts, except
earnings per share, in millions)
                                                                         Fully
                                                Earnings    Primary    diluted
                                              per common   earnings   earnings
                                                   share  per share  per share
                                               ---------- ---------- ----------
THREE MONTHS ENDED MARCH 31, 1995

Net earnings applicable to common stock           $1,372     $1,372     $1,372
Dividend equivalents (net of tax) applicable
  to deferred incentive compensation shares            -          2          2
                                                --------   --------   --------
   Earnings for per-share calculations            $1,372     $1,374     $1,374
                                                --------   --------   --------
Average number of shares outstanding           1,699,922  1,699,922  1,699,922
Average number of deferred incentive
   compensation shares                                 -      8,688      8,688
Average stock option shares                            -     10,858     11,641
Average number of restricted stock units               -      1,307      1,330
                                              ---------- ---------- ----------
   Shares for earnings calculation             1,699,922  1,720,775  1,721,581
                                              ---------- ---------- ----------
Earnings per share                                 $0.81      $0.80      $0.80
- ------------------                              ========   ========   ========

THREE MONTHS ENDED MARCH 31, 1994

Net earnings applicable to common stock           $1,068     $1,068     $1,068
Dividend equivalents (net of tax) applicable
  to deferred incentive compensation shares            -          2          2
                                                --------   --------   --------
   Earnings for per-share calculations            $1,068     $1,070     $1,070
                                                --------   --------   --------
Average number of shares outstanding           1,707,848  1,707,848  1,707,848
Average number of deferred incentive
   compensation shares                                 -      8,622      8,622
Average stock option shares                            -     11,756     11,756
Average number of restricted stock units               -      1,094      1,094
                                              ---------- ---------- ----------
   Shares for earnings calculation             1,707,848  1,729,320  1,729,320
                                              ---------- ---------- ----------
Earnings per share                                 $0.62      $0.62      $0.62
- ------------------                              ========   ========   ========
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